EXHIBIT 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information of Phillips-Van Heusen Corporation and its subsidiaries (“PVH” or “the Company”) as at and for the year ended January 31, 2010, gives effect to:

•

The proposed acquisition of Tommy Hilfiger B.V. and its subsidiaries (“Tommy Hilfiger”), which is currently controlled by funds affiliated with Apax Partners L.P., for total consideration of €2.2 billion (approximately $3 billion) plus the assumption of €100 million in liabilities (the “acquisition of Tommy Hilfiger”);

•

The issuance of common stock, preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and

•

The extinguishment of a portion of the Company’s existing debt.

The following unaudited pro forma consolidated income statement gives effect to these events as if the transaction had occurred on February 2, 2009. The following unaudited pro forma consolidated balance sheet gives effect to these events as if the transaction had occurred on January 31, 2010.

The unaudited pro forma consolidated financial information included herein is derived from the historical financial statements of the Company and Tommy Hilfiger and is based on certain assumptions which the Company believes to be reasonable, which are described in the section entitled “Notes to Unaudited Pro Forma Consolidated Financial Information” below. The Company has not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Tommy Hilfiger assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 4(b) below, the unaudited pro forma consolidated financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities.

The unaudited pro forma consolidated financial information:

•

does not purport to represent what the consolidated results of operations actually would have been if the acquisition of Tommy Hilfiger had occurred on February 2, 2009 or what those results will be for any future periods or what the consolidated balance sheet would have been if the acquisition of Tommy Hilfiger had occurred on January 31, 2010. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and

•

has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Tommy Hilfiger. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any of the Company’s integration plans related to Tommy Hilfiger. As a result, the actual amounts recorded in the future consolidated financial statements of the Company will differ from the amounts reflected in the unaudited pro forma consolidated financial information, and the differences may be material.

The unaudited pro forma consolidated financial information has been derived from the following sources:

•

Financial information of the Company, as prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), has been extracted without adjustment from the Company’s audited consolidated income statement for the year ended January 31, 2010 and audited consolidated balance sheet as at January 31, 2010 contained in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 31, 2010.

•

Financial information of Tommy Hilfiger, as prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), has been extracted without adjustment from Tommy Hilfiger’s unaudited consolidated income statement for the 12 months ended December 31, 2009 and unaudited consolidated balance sheet as at December 31, 2009 and translated from Euros to U.S. dollars as described below.  Tommy Hilfiger’s fiscal year end was March 31, 2009, which differs from the Company’s January 31, 2010 fiscal year end by more than 93 days.  As such, Tommy Hilfiger’s income statement was brought up to within 93 days of the Company’s most recently completed fiscal year end by adding the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2009 to the audited consolidated income statement of Tommy Hilfiger for the year ended March 31, 2009 and deducting the unaudited consolidated interim income statement of Tommy Hilfiger for the nine months ended December 31, 2008.  No unusual events entered into the determination of the resulting unaudited consolidated income statement for the 12 months ended December 31, 2009 and therefore such period was deemed to be a reasonable representation of the normal operations of Tommy Hilfiger.

•

Unaudited adjustments have been made to align the Tommy Hilfiger IFRS financial information with U.S. GAAP. The basis for these adjustments is explained in the section entitled “Notes to Unaudited Pro forma Consolidated Financial Information.”

•

Tommy Hilfiger translated its historical financial information to its functional currency, the Euro, based on the requirements of IFRS. Based on its review of Tommy Hilfiger’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, the Company is not aware of any further adjustment that it would need to make to Tommy Hilfiger’s historical financial statements relating to foreign currency translation in respect of this pro forma financial presentation. The pro forma adjustments in this unaudited pro forma consolidated financial information have been translated from Euros to U.S. dollars using the applicable exchange rates. The average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/€1
For the year ended January 31, 2010	Average Spot Rate	1.3977
As at January 31, 2010	Period End Rate	1.4002

The following unaudited pro forma consolidated financial information should be read in conjunction with:

•	the accompanying Notes to Unaudited Pro Forma Consolidated Financial Information;

•	the audited consolidated financial statements of the Company for the year ended January 31, 2010 and the notes relating thereto;
•

the audited special purpose consolidated financial statements of Tommy Hilfiger for the year ended March 31, 2009 and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010; and

•

the unaudited special purpose consolidated interim financial statements of Tommy Hilfiger for the nine months ended December 31, 2009 and the notes relating thereto, contained in the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2010.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the year ended January 31, 2010

(in thousands, except per share amounts)

	PVH (in $, except shares)	Tommy Hilfiger IFRS (in €)	Tommy Hilfiger IFRS (in $)	Tommy Hilfiger Pro Forma U.S. GAAP Adjustments (in $)	Notes	Tommy Hilfiger Pro Forma U.S. GAAP (in $)	Pro Forma Transaction Adjustments (in $)	Notes	Pro Forma PVH (in $, except shares)

Net sales	2,070,754	-	-	2,246,670	3(g)	2,246,670	(12,088)	4(l)	4,305,336
Royalty revenue	245,879	-	-	47,519	3(g)	47,519	-		293,398
Advertising and other revenue	82,098	-	-	-		-	-		82,098
Total revenue	2,398,731	1,641,403	2,294,189	-		2,294,189	(12,088)		4,680,832
Cost of goods sold	1,216,128	741,363	1,036,203	1,462	3(b),3(g)	1,037,665	45,637	4(k),4(l)	2,299,430

Gross profit	1,182,603	900,040	1,257,986	(1,462)		1,256,524	(57,725)		2,381,402
Selling, general and administrative expenses	938,791	812,192	1,135,201	(18,154)	3(a),3(c),3(d),	1,117,047	5,480	4(f),4(l),4(m)	2,061,318
					3(e)
Income before interest and taxes	243,812	87,848	122,785	16,692		139,477	(63,205)		320,084

Interest expense	33,524	110,555	154,523	8,514	3(b),3(d),3(g)	163,037	(22,358)	4(g)	174,203
Interest income	1,295	8,353	11,675	-		11,675	(10,727)	4(h)	2,243

Income/(loss) before taxes	211,583	(14,354)	(20,063)	8,178		(11,885)	(51,574)		148,124
Income tax expense/(benefit)	49,673	(5,597)	(7,823)	617	3(f)	(7,206)	(1,849)	4(o)	40,618

Net income/(loss)	161,910	(8,757)	(12,240)	7,561		(4,679)	(49,725)		107,506

Basic net income per common share	3.14								1.60

Diluted net income per common share	3.08								1.58

Weighted average common shares used to calculate net income per common share:

Basic	51,639								62,977
Diluted	52,506								68,079

See Notes to Unaudited Pro Forma Consolidated Financial Information.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at January 31, 2010

(in thousands, except per share amounts)

	PVH (in $)	Tommy Hilfiger IFRS (in €)	Tommy Hilfiger IFRS (in $)	Tommy Hilfiger Pro Forma U.S. GAAP Adjustments (in $)	Notes	Tommy Hilfiger Pro Forma U.S. GAAP (in $)	Pro Forma Transaction Adjustments (in $)	Notes	Pro Forma PVH (in $)

ASSETS
Current Assets:
Cash and cash equivalents	480,882	236,559	331,230	-		331,230	(471,495)	4(a)i,4(b)ii,4(c), 4(d),4(e),4(i),	340,617
								4(j)
Trade receivables, net of allowances for doubtful accounts	188,844	154,070	215,729	(65,277)	3(g)	150,452	-		339,296
Other receivables	7,759	-	-	-		-	-		7,759
Inventories, net	263,788	198,790	278,345	-		278,345	50,885	4(b)iv	593,018
Prepaid expenses	41,038	-	-	-		-	8,582	4(i),4(j)	49,620
Other current assets	12,572	2,851	3,992	62,052	3(f),3(g)	66,044	-		78,616
Total Current Assets	994,883	592,270	829,296	(3,225)		826,071	(412,028)		1,408,926
Property, Plant and Equipment, net	167,474	161,325	225,887	13,829	3(d),3(g)	239,716	(13,671)	4(q)	393,519
Goodwill	419,179	-	-	322,621	3(g)	322,621	1,317,884	4(b)vi	2,059,684
Tradenames	621,135	-	-	-		-	1,725,046	4(b)iii,4(q)	2,346,181
Perpetual License Rights	86,000	-	-	-		-	-		86,000
Other Intangibles, net	32,056	791,322	1,108,009	(337,905)	3(e),3(g)	770,104	(591,868)	4(b)iii,4(q)	210,292
Other Noncurrent Assets	18,952	54,606	76,460	111,854	3(f),3(g)	188,314	63,279	4(b)ii,4(i),4(j),	270,545
								4(q)

Total Assets	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,088,642		6,775,147

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	-	35,610	49,861	4,342	3(g)	54,203	(54,203)	4(b)ii,4(q)	-
Accounts payable	108,494	257,546	360,616	-		360,616	-		469,110
Accrued expenses	215,413	50,591	70,838	(65,258)	3(f),3(g)	5,580	(12,398)	4(o)	208,595
Deferred revenue	38,974	-	-	-		-	-		38,974
Other current liabilities	-	3,819	5,347	409	3(g)	5,756	7,829	4(q)	13,585
Total Current Liabilities	362,881	347,566	486,662	(60,507)		426,155	(58,772)		730,264
Long-Term Debt	399,584	514,241	720,040	18,329	3(g)	738,369	1,537,631	4(b)ii,4(c),4(q)	2,675,584
Other Noncurrent Liabilities	408,661	209,004	292,648	124,438	3(a),3(c),3(g)	417,086	662,540	4(b)v,4(q)	1,488,287

Subordinated Shareholder Loan	-	516,890	723,749	-		723,749	(723,749)	4(b)ii	-

Stockholders’ Equity:
Preferred stock, Series A, par value $100 per share	-	-	-	-		-	200,000	4(d)	200,000
Common stock	57,139	50,574	70,814	(63,813)	3(g)	7,001	4,337	4(a)ii, 4(e),4(n)	68,477
Additional capital	596,344	-	-	42,196	3(c),3(g)	42,196	479,328	4(a)ii,4(e),4(i), 4(n)	1,117,868
Retained earnings/ (Accumulated deficit)	796,282	(40,860)	(57,212)	44,547	3(a),3(b),3(c), 3(d),3(e)	(12,665)	(7,738)	4(i),4(j),4(n)	775,879
Accumulated other comprehensive (loss)/income	(80,448)	2,108	2,951	1,984	3(a),3(b),3(c),	4,935	(4,935)	4(n)	(80,448)
					3(e)
Less: shares of common stock held in treasury, at cost	(200,764)	-	-	-		-	-		(200,764)

Total Stockholders’ Equity	1,168,553	11,822	16,553	24,914		41,467	670,992		1,881,012

Total Liabilities and Stockholders’ Equity	2,339,679	1,599,523	2,239,652	107,174		2,346,826	2,088,642		6,775,147

See Notes to Unaudited Pro Forma Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with U.S. GAAP and IFRS and reflects the proposed acquisition of Tommy Hilfiger by the Company. The IFRS financial information has been adjusted to align with U.S. GAAP and as such, the resulting unaudited pro forma consolidated financial information is presented in accordance with U.S. GAAP.

The underlying financial information of the Company has been derived from the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010.  The underlying financial information for Tommy Hilfiger has been derived from the unaudited consolidated financial statements of Tommy Hilfiger for the 12 months ended December 31, 2009 prepared in accordance with IFRS.

The combination with Tommy Hilfiger has been treated as an acquisition of a business, with the Company as the acquirer and Tommy Hilfiger as the acquiree, assuming that the offer had been completed on February 2, 2009, for the unaudited pro forma consolidated income statement and on January 31, 2010, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the acquisition of Tommy Hilfiger been effected on the dates indicated. Further, the unaudited pro forma results of operations are not necessarily indicative of the results of operations that may be achieved in the future. No account has been taken of the impact of transactions that have occurred or might occur subsequent to January 31, 2010 for the Company or subsequent to December 31, 2009 for Tommy Hilfiger.  No adjustment, therefore, has been made for actions which may be taken once the acquisition is complete, such as any integration plans related to Tommy Hilfiger.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma consolidated financial information has been compiled in a manner consistent with the accounting policies adopted by the Company. These accounting policies differ in a number of significant respects from those of Tommy Hilfiger. The adjustments made to align Tommy Hilfiger’s IFRS financial information with U.S. GAAP are described in Note 3.  Additional reclassifications made to align Tommy Hilfiger’s U.S. GAAP financial information with the Company’s U.S. GAAP accounting policies are described in Note 4(q).

The Tommy Hilfiger balances have been translated from Euros to U.S. dollars using the average exchange rate applicable during the period presented for the unaudited pro forma consolidated income statement and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3.	PRO FORMA U.S. GAAP ADJUSTMENTS

The financial information of Tommy Hilfiger has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and U.S. GAAP, and these differences may be material.  The principal relevant differences between U.S. GAAP and IFRS that the Company believes would be material in the preparation of Tommy Hilfiger’s financial statements have been adjusted for as described below.  While the Company cannot be sure that these are the only necessary adjustments to align IFRS to U.S. GAAP, it believes that these adjustments represent the most significant differences between IFRS and U.S. GAAP affecting the financial statements of Tommy Hilfiger. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to the Company, Tommy Hilfiger or the industry in which the Company and Tommy Hilfiger operate.

The differences described below reflect only those differences in accounting policies in effect at the time of the preparation of the historical financial information of Tommy Hilfiger. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and U.S. GAAP have significant projects ongoing that could

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

have a significant impact on future comparisons between IFRS and U.S. GAAP. Future developments or changes in either IFRS or U.S. GAAP may give rise to additional or fewer differences between IFRS and U.S. GAAP which could have a significant impact on PVH or the combined company.

The following adjustments have been made to align the Tommy Hilfiger IFRS financial information with U.S. GAAP.  The estimated tax impacts of each of these U.S. GAAP adjustments are included in the total of tax adjustments explained in Note 3(f) below.

(a) Onerous Lease Contract

Under IFRS, an onerous contract is defined as a contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.  When a contract becomes onerous, a liability is recognized regardless of whether the entity has ceased using the rights under the contract.  Under U.S. GAAP, a liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity should only be recorded when the entity has ceased using the rights under the contract.

Selling, general and administrative expenses was reduced by $10,713 to reverse expense recorded under IFRS related to leases under which Tommy Hilfiger had not ceased using the rights provided by the contracts.  On the unaudited pro forma consolidated balance sheet, a reduction in other noncurrent liabilities of $10,567 was made to reverse the liability previously recorded and retained earnings was increased $6,514, net of tax.  Accumulated other comprehensive income was decreased $99, net of tax, to reflect the impact on currency translation.

(b) Derivatives

Under IFRS, hedge accounting is applied whereby unrealized losses on certain of Tommy Hilfiger’s derivative instruments were recognized in other comprehensive income.  Under U.S. GAAP, these derivative instruments do not meet the different criteria for hedge accounting.  As such, the unrealized losses must be recorded in the unaudited pro forma consolidated income statement.

Additional interest expense of $7,742 and additional cost of goods sold of $2,706 was reflected related to interest rate swaps and forward foreign exchange contracts, respectively, which did not meet the criteria for hedge accounting under U.S. GAAP.  The hedge reserve included in accumulated other comprehensive income was increased $7,174, net of tax, with a corresponding decrease of $7,174, net of tax, to retained earnings.  The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(c) Share-based and Incentive Compensation

Vesting of certain of Tommy Hilfiger’s share-based and incentive compensation programs is contingent upon an Initial Public Offering (“IPO”) or change of control.  Under IFRS, if the length of the vesting period varies depending on when a performance condition is satisfied, an estimate must be made on the basis of the most likely outcome.  As such, expense is recognized during the period leading up to the estimated date of an IPO or change of control.  Under U.S. GAAP, a compensatory award subject to a performance condition is accounted for when the achievement of such performance condition is probable.  Because these performance conditions are outside of the control of the Company, they would not be probable until they occur.  Thus, under U.S. GAAP, expense would not be recognized as of December 31, 2009.

Selling, general and administrative expenses was reduced by $4,805 to reverse current year expense recorded under IFRS related to share-based and incentive compensation programs for which vesting is contingent upon an IPO or change of control.  On the unaudited pro forma consolidated balance sheet, other noncurrent liabilities was reduced by $26,674 (for the cash settled portion of the award); additional capital was reduced by $21,617 (for the equity portion of the award); retained earnings was increased by $46,133, net of tax; and accumulated other

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

comprehensive income was reduced by $5,281, net of tax.  The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(d) Interest Capitalization

Prior to adoption as of January 1, 2009 of International Accounting Standard No. 23 (Revised), which requires the capitalization of interest on qualifying assets, Tommy Hilfiger expensed interest related to the construction of qualifying assets. Under U.S. GAAP, interest is required to be capitalized on capital construction projects and depreciated over the life of the asset.

Property, plant and equipment, net was increased $839 to reflect this difference.  This balance sheet adjustment is inclusive of the cumulative effect of adjustments related to prior periods.  Interest expense was reduced by $472 to reverse the interest expense related to construction projects that had already been started before January 1, 2009.

Subsequently, in December 2009 the qualifying asset was impaired under IFRS.  Under U.S. GAAP, the capitalized borrowing costs should also be impaired.  To reflect the impairment on the capitalized borrowing costs, selling, general and administrative expenses was increased $681 and property, plant and equipment, net was reduced by $681.

Retained earnings was increased by $98, net of tax, related to these adjustments.

(e) Reacquired License Rights

In December 2008, Tommy Hilfiger reacquired a license to sell handbags in the U.S. and paid a contractually stipulated termination fee to the licensee.  Under IFRS, this termination fee was treated as a reacquired right. As such, the payment was capitalized and was being amortized over the remaining period of the original license agreement.  Under U.S. GAAP, for this transaction, the termination fee would be considered an exit cost and would be expensed when incurred.  As a result, selling, general and administrative expenses was reduced by $3,317, other intangibles, net was reduced by $1,612, retained earnings was reduced by $1,024, net of tax, and accumulated other comprehensive income was increased by $190, net of tax, to reflect the impact on currency translation.  The balance sheet adjustments are inclusive of the cumulative effect of adjustments related to prior periods.

(f) Taxation

Estimated tax impacts have been provided for the unaudited pro forma U.S. GAAP adjustments.  Other current assets was reduced by $10,038, other noncurrent assets was reduced by $694 and accrued expenses was increased $141 to record the net tax impacts of the differences described above. In the unaudited pro forma consolidated income statement, income tax expense was increased by $617.

Also, under IFRS, deferred taxes are classified as noncurrent on the unaudited pro forma consolidated balance sheet and presented as an asset or a liability on a net basis by tax jurisdiction.  Under U.S. GAAP, deferred taxes are classified between current and noncurrent, depending on the balance sheet items which they relate to, disclosed separately and presented on a net basis by tax jurisdiction. The reclassifications to reflect this difference are included in Note 3(g).

(g) Reclassifications

Certain amounts were reclassified in the financial statements of Tommy Hilfiger so their presentation would be consistent with U.S. GAAP.

For the unaudited pro forma consolidated income statement, the detail of total revenue of $2,294,189 was reclassified as follows:

Net sales	$ 2,246,670
Royalty revenue	47,519

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

An additional income statement reclassification was made to present the realized and unrealized gains and losses related to certain of Tommy Hilfiger’s derivative instruments in the same income statement line item:

Cost of goods sold	$ (1,244)
Interest expense	1,244

Certain balance sheet reclassifications were made in order to present certain of Tommy Hilfiger’s IFRS balances consistent with their presentation under U.S. GAAP.

Under IFRS, Tommy Hilfiger presents chargeback and markdown reserves as a current liability.  U.S. GAAP requires that chargeback and markdown reserves be presented as a contra receivable.  The following balance sheet reclassification was made to reflect the presentation under U.S. GAAP:

Trade receivables, net of allowances for doubtful accounts	$ (65,277)
Accrued expenses	(65,277)

Additional balance sheet reclassifications were made related to the presentation of capitalized salaries, debt issuance costs, goodwill, subleases, deferred taxes and additional capital.  The adjustments by balance sheet line item are as follows:

Other current assets	$ 72,090
Property, plant and equipment, net	13,671
Goodwill	322,621
Other intangibles, net	(336,293)
Other noncurrent assets	112,548
Current portion of long-term debt	4,342
Accrued expenses	(122)
Other current liabilities	409
Long-term debt	18,329
Other noncurrent liabilities	161,679
Common stock	(63,813)
Additional capital	63,813

4.	PRO FORMA TRANSACTION ADJUSTMENTS

The following adjustments have been made to reflect (i) the acquisition of Tommy Hilfiger by the Company; (ii) the issuance of common stock, preferred stock and debt, as well as the use of existing cash, to fund the acquisition; and (iii) the extinguishment of a portion of the Company’s existing debt.

The estimated tax impact of each of these pro forma adjustments, excluding the fair value adjustment to deferred taxes in Note 4(b)v below, is included in the total of tax adjustments explained in Note 4(o) below.

(a) Estimated Purchase Consideration

Tommy Hilfiger will be acquired by the Company, pursuant to the offer for total cash and stock consideration of $3,058,136. The estimated purchase consideration was calculated as follows:

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

Total cash consideration	$ 2,704,874	i.

Total value of stock consideration	$ 353,262	ii.
PVH share price	$ 43.74	ii.
Total PVH shares to be issued, par value $1 per share	8,076	ii.

Total purchase price	$ 3,058,136	iii.

i.

For purposes of preparing this unaudited pro forma consolidated financial information, the Company has assumed that funding will come from the net proceeds from the issuance of common stock, preferred stock and debt, as well as the use of existing cash.  The cash portion of the estimated purchase consideration, payable in Euros, which includes a €1,924,000 component plus the assumption of €100,000 in liabilities, was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010.  The Company has entered into a forward foreign exchange contract with respect to €1,300,000 of the purchase price to hedge against exposure to changes in the exchange rate for the Euro. The Company’s obligations under this contract are contingent upon the closing of the acquisition.

ii.

The value of the stock portion of the estimated purchase consideration is $353,262, which excludes the value of the restricted stock component as discussed in Note 4(m) below.  The value of the stock portion of the estimated purchase consideration was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010.  The number of shares of the Company’s common stock to be issued is obtained by dividing the value of the ordinary share portion of the estimated purchase consideration by the stock value and rounding to the nearest whole number.  The stock value is an amount equal to the lower of (1) $43.74 per share or (2) the minimum stock value, calculated as the greater of the average of the per share daily closing prices of a share of the Company’s common stock on the New York Stock Exchange (“NYSE”) for 20 consecutive trading days ending on and including the second trading day prior to the closing date or $39.37 per share, whichever is higher.  For purposes of this unaudited pro forma consolidated financial information, the Company calculated the minimum stock value to be $55.77 per share based on the average of the per share daily closing prices of a share of the Company’s common stock on the NYSE for 20 consecutive trading days ending on April 8, 2010.  As such, the number of shares of the Company’s common stock assumed to be issued of 8,076 was calculated based on a per share price of $43.74.  The number of shares of the Company’s common stock to be issued is subject to change due to fluctuations in exchange rates and the computed stock value and could differ materially from the number of shares set forth above.  Based on the maximum stock value of $43.74 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would change the number of shares issued by 808.  Assuming the floor stock value of $39.37 per share and an exchange rate of €1 : $1.3364 on April 8, 2010, the number of shares issued would increase by 897 to 8,973 compared to the 8,076 presented in the table above.  Further, assuming the floor stock value of $39.37 per share, a 10% change in exchange rates compared to the exchange rate of €1 : $1.3364 on April 8, 2010 would further change the number of shares issued of 8,973 by 897.

iii.

The estimated consideration expected to be transferred reflected in this unaudited pro forma consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is consummated due to exchange rate fluctuations and other factors. Further, the number of shares issued as part of the consideration transferred will be calculated on the closing date of the acquisition and could differ materially from the number of shares set forth above.

(b) Preliminary Allocation of Purchase Consideration to Net Assets Acquired

Adjustments to reflect the preliminary allocation of purchase consideration to net assets acquired are as follows:

Book value of net assets acquired as at December 31, 2009	$ 41,467	i.
Adjusted for:
Elimination of cash	(331,230)	ii.
Elimination of debt	1,471,090	ii.
Adjusted book value of net assets acquired	1,181,327

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

Fair value adjustments to net assets:
Identifiable intangible assets	1,155,849	iii.
Inventories, net	50,885	iv.
Other noncurrent liabilities	(647,809)	v.
Goodwill	1,317,884	vi.
Total fair value adjustments to net assets	1,876,809	vii.

Total purchase price to be allocated	$ 3,058,136

i.

The unaudited pro forma consolidated financial information has been prepared using Tommy Hilfiger’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Tommy Hilfiger’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments to reflect Tommy Hilfiger under U.S. GAAP and adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.

ii.

The net assets of Tommy Hilfiger that are expected to be acquired by the Company exclude cash, debt and other debt-related balances.  As such, cash and cash equivalents was reduced by $331,230, other noncurrent assets was reduced by $22,671, current portion of long-term debt was reduced by $46,374, long-term debt was reduced by $723,638 and subordinated shareholder loan was reduced by $723,749.

iii.

For purposes of the pro forma analysis, the historical intangible assets of Tommy Hilfiger have been increased $1,155,849 to reflect the Company’s preliminary estimate of the total fair value of intangible assets acquired of $1,903,282.  Included in this adjustment is a $1,090,687 increase to tradenames to reflect the total fair value of tradenames of $1,725,046.  Also included in this adjustment is a $65,162 increase to other intangibles, net, to reflect the total fair value of other intangibles, net of $178,236. These other intangibles represent customer relationships and order backlog.

iv.

Inventory, net was increased $50,885 to reflect the Company’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller.

v.

Other noncurrent liabilities was increased $647,809 to reflect the Company’s preliminary estimate of the deferred tax liability to be recorded in connection with these fair value adjustments.

vi.

Goodwill was increased $1,317,884 to reflect the total excess of the purchase consideration over the fair value of the assets acquired of $1,640,505.

vii.

No other adjustments were made to the assets and liabilities of Tommy Hilfiger to reflect their fair values.  At this time there is insufficient information as to the specific nature, age, condition and location of Tommy Hilfiger’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $10,000 fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $1,000.  Once the Company has complete information as to the specifics of Tommy Hilfiger’s assets, the estimated values assigned to the assets and/or the associated estimated weighted-average useful life of the assets will likely be different than that reflected in this unaudited pro forma consolidated financial information and the differences could be material.  Following completion of the offer, the Company anticipates that the purchase price allocation may differ materially from the preliminary assessment outlined above. Any change to the initial estimates of the fair value of the assets and liabilities will be recorded as an increase or decrease to goodwill.

(c) Long-Term Debt

The Company intends to finance the acquisition of Tommy Hilfiger, in part, with the issuance of long-term debt.  The Company currently estimates that it will borrow approximately $500,000 in aggregate principal amount under a senior secured term loan A facility (“Term Loan A”), a portion of which will be denominated in U.S. dollars and a portion of which will be denominated in Euros; and approximately $1,500,000 in aggregate principal amount under a senior secured term loan B facility (“Term Loan B”), a portion of which will be denominated in U.S. dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount.  In addition, the Company estimates that it will issue approximately $600,000 of senior unsecured notes with an original issue discount, 100% in U.S. dollars.  Further, the Company has commenced a tender offer to purchase for cash any of the (i) $150,000 outstanding principal amount of its existing 7¼% Senior Notes due 2011 and (ii) $150,000 outstanding principal amount of its existing 8⅛% Senior Notes due 2013.  The Company intends to redeem or repurchase any such notes that remain outstanding following the completion of the tender offer.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

The Company has outstanding $100,000 of 7¾% debentures due 2023, which it is not refinancing at this time.  The following table reconciles the unaudited pro forma consolidated balance sheet impact of these transactions:

Assumed carrying amount of debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$ 2,576,000
Less:
Carrying amount of debt extinguished:
7¼% Senior Notes due 2011	(150,000)
8⅛% Senior Notes due 2013	(150,000)

Net adjustment to long-term debt	$ 2,276,000

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by the Company based on market conditions at the time of the debt financing and other factors.  Note 5 sets forth a sensitivity analysis related to the value of the senior unsecured notes to be issued, as it is currently assumed that such value may change depending on the ultimate value of the Company’s common stock offering as described in Note 4(e).

(d) Preferred Stock

The Company has agreed to sell to LNK Partners, L.P. and LNK Partners (Parallel), L.P. (“LNK”) and MSD Brand Investments, LLC (“MSD”), concurrent with the closing of the acquisition of Tommy Hilfiger, a total of $200,000 of perpetual preferred stock, Series A, convertible into the Company’s common stock at $47.74 per share ($100,000 of perpetual preferred stock to each of LNK and MSD, respectively).  The conversion price of $47.74 was determined by the closing price of the Company’s common stock prior to the announcement of the acquisition.  An adjustment was made to increase preferred stock by $200,000 to reflect this transaction.

(e) Common Stock

In addition to the issuance of debt and preferred stock described above, the Company currently intends to finance the acquisition of Tommy Hilfiger, in part, with a public offering of $200,000 of common stock, par value $1 per share.  The Company currently estimates that it will issue 3,262 shares of its common stock as a result of this offering, based on the closing price of $61.31 per share of the Company’s common stock on April 8, 2010.  The number of shares of the Company’s common stock to be issued is subject to change due to fluctuations in the Company’s share price and could differ materially from this estimate.  Common stock was increased $3,262 and additional capital was increased $196,738 to reflect this offering.

The value of the Company’s common stock offering is subject to change, and the change could be material.  Note 5 sets forth a sensitivity analysis related to the value of the common stock to be issued and the resulting impact on this unaudited pro forma consolidated financial information.

(f) Amortization Expense

An adjustment was made to increase selling, general and administrative expenses to reflect estimated amortization of $36,224. This adjustment was based on the assumption that $178,236 of the recorded intangible assets related to Tommy Hilfiger would be definite lived, including $152,140 related to customer relationships and $26,096 related to order backlog. The estimated useful life of these intangible assets is approximately 15 years for customer relationships and one year for order backlog.  In addition, an adjustment was made to decrease selling, general and administrative expenses to eliminate historical Tommy Hilfiger intangible asset amortization expense of $13,231.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

(g) Interest Expense

As discussed in Note 4(c) above, the Company currently estimates that it will borrow approximately $500,000 under Term Loan A, a portion of which will be denominated in U.S. dollars and a portion of which will be denominated in Euros; and approximately $1,500,000 under Term Loan B, a portion of which will be denominated in U.S. dollars and a portion of which will be denominated in Euros, and which debt will be issued with an original issue discount.  In addition, the Company estimates that it will issue approximately $600,000 of senior unsecured notes with an original issue discount, 100% in U.S. dollars.

The applicable interest rates for the U.S. dollar portion and the Euro portion of each of Term Loan A and Term Loan B are expected to be computed differently.  For the U.S. dollar portion, interest will be variable and indexed to LIBOR or an adjusted base rate, at the option of the borrower.  For the Euro portion, interest will be variable and indexed to EURIBOR.  For both portions, the rate will be subject to a floor.  For purposes of this unaudited pro forma consolidated financial information, the floor has been used as the assumed interest rate.  The assumed value of the Euro portion of each of Term Loan A and Term Loan B was translated based on an exchange rate of €1 : $1.3364 on April 8, 2010.  The Company may decide to enter into interest rate swap agreements to swap the variable interest rates for fixed interest rates and hedge against exposure to changes in LIBOR and EURIBOR.  The interest rates assumed on the long-term debt do not contemplate any interest rate swap agreements that the Company may decide to enter into in the future.  For purposes of this unaudited pro forma consolidated financial information, an assumed weighted average interest rate of approximately 5.9% was used to reflect pro forma interest expense for Term Loan A, Term Loan B and the senior unsecured notes.

Pro forma adjustments have been made to reflect the interest expense related to the new debt issued based on the assumptions described above, the reduction in interest expense associated with the debt extinguished and the elimination of Tommy Hilfiger’s interest expense.  The Company has outstanding $100,000 of 7¾% debentures due 2023, which it is not refinancing at this time; therefore, this unaudited pro forma consolidated financial information does not reflect any adjustment to interest expense related to these debentures.

The net adjustment was calculated as follows:

Interest expense on debt issued:
Term Loan A, Term Loan B and senior unsecured notes	$ 152,693
Amortization of capitalized debt issuance costs	10,202
Less:
Interest expense on debt extinguished:
7¼% Senior Notes due 2011	(10,875)
8⅛% Senior Notes due 2013	(12,188)
Amortization of capitalized debt issuance costs (extinguished debt)	(1,621)
Interest expense on historical Tommy Hilfiger debt	(155,097)
Amortization of capitalized debt issuance costs (Tommy Hilfiger’s historical debt)	(5,472)

Net adjustment to interest expense	$ (22,358)

The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by the Company based on a number of factors, including market conditions at the time of the debt financing, changes in the split of issuances between the U.S. dollar and the Euro from that contemplated in this unaudited pro forma consolidated financial information, exchange rate

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

fluctuations, and other factors. A 0.125% change in the interest rates on these debt issuances would change the estimated annual interest expense by approximately $3,275.

(h) Interest Income

An adjustment of $10,727 was made to reduce pro forma interest income.  This reduction reflects an adjustment of $630 based on an estimate of the forgone interest income on the cash utilized to partially fund the acquisition and an adjustment of $10,097 to eliminate historical Tommy Hilfiger interest income.

(i) Transaction Costs

The Company has estimated that total transaction costs will be $109,366 inclusive of acquisition-related costs, debt issuance costs and equity issuance costs.  The actual transaction costs incurred could differ materially from this estimate.  A reasonable allocation of fees paid to investment bankers, lawyers, and accountants that are also involved with completing the acquisition has been made to debt issuance and equity issuance based on consultation with these professionals.  Based on this allocation and information specific to each aspect of the transaction, the following adjustments to the unaudited pro forma consolidated financial information have been made:

Acquisition-related costs

$27,366 of the total transaction costs has been allocated to completing the acquisition.  Because the Company is required to expense these costs as they are incurred, they have been charged to retained earnings as of January 31, 2010, net of an estimated tax benefit of $10,344. No adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

Debt issuance costs

$61,600 of the total transaction costs has been allocated to debt issuance.  This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors.  These differences could be material.  The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $10,202 and an increase in other noncurrent assets of $51,398.  On the unaudited pro forma consolidated income statement, these costs are amortized to expense over the life of the debt instruments under the effective interest method.  The adjustment to the unaudited pro forma consolidated income statement for these costs is reflected in Note 4(g).

Equity issuance costs

$20,400 of the total transaction costs has been allocated to equity issuance.  The cost of registering and issuing equity instruments to effect a business combination is accounted for as a reduction of the otherwise determined fair value of the equity instruments issued.  As such, an adjustment to decrease additional capital of $20,400 was reflected in the unaudited pro forma consolidated balance sheet.

(j) Debt Extinguishment Costs

Debt extinguishment costs related to the early extinguishment of the 7¼% Senior Notes due 2011 and 8⅛% Senior Notes due 2013 are estimated to be $5,435, inclusive of a $2,025 prepayment premium on the 8⅛% Senior Notes due 2013 and the write-off of previously capitalized debt issuance costs of $3,410. The write-off of previously capitalized debt issuance costs has been reflected as a decrease in prepaid expenses of $1,620 and a decrease in other noncurrent assets of $1,790. Because the Company is required to expense these costs as they are incurred, they have been charged to retained earnings, net of an estimated tax benefit of $2,054.  No

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

adjustment has been made to the unaudited pro forma consolidated income statement for these costs as they are non-recurring.

(k) Cost of Sales

As discussed in the fair value adjustments described in Note 4(b)iv, inventory was increased to reflect the Company’s preliminary estimate of the fair value of inventory based on the net realizable value method, less the portion of the profit attributable to the seller.  As such, the Company has increased cost of goods sold $50,794 to reflect the increased valuation of Tommy Hilfiger’s inventory as the acquired inventory is sold, which for purposes of this unaudited pro forma consolidated financial information is assumed to occur within the first year post-acquisition.

(l) Elimination of Results of Operations for Karl Lagerfeld Business

The unaudited financial statements of Tommy Hilfiger as at and for the 12 months ended December 31, 2009 include the results of operations for the Karl Lagerfeld business which the Company is not acquiring.  As such, the Company has made the following adjustments to the unaudited pro forma consolidated income statement to eliminate the results of operations of the Karl Lagerfeld business:

Net sales	$ (12,088)
Cost of goods sold	(5,157)
Selling, general and administrative expenses	(25,306)

No adjustment has been made to the unaudited pro forma consolidated balance sheet as the net assets associated with the Karl Lagerfeld business were deemed immaterial for purposes of preparing the unaudited pro forma consolidated financial information.

(m) Management Retention for Key Employees

In connection with the acquisition of Tommy Hilfiger, certain Tommy Hilfiger employees have been provided replacement compensation in consideration of certain share-based compensation previously awarded to them by Tommy Hilfiger that vested upon an IPO or change of control.  Such replacement compensation consists of a cash component, a vested stock component and a restricted stock component.  The cash and vested stock components are included in the respective components of the estimated purchase consideration set forth in Note 4(a) above, as these components represent the portion of the replacement compensation that is attributable to pre-acquisition service.  As the restricted stock component vests over two years, no adjustment has been made to the unaudited pro forma consolidated balance sheet for this component.  One-half of the estimated fair value of the restricted stock component, or $7,793, has been reflected as an increase in selling, general and administrative expenses in the unaudited pro forma consolidated income statement.

(n) Elimination of Tommy Hilfiger’s Stockholders’ Equity

An adjustment to eliminate Tommy Hilfiger’s common stock of $7,001, additional capital of $42,196, retained earnings of ($12,665) and accumulated other comprehensive income of $4,935 was reflected in the unaudited pro forma consolidated balance sheet as at January 31, 2010.

(o) Taxation

The estimated tax impacts of the adjustments described in this Note 4 have been calculated with reference to the statutory rates in effect for the period presented.  The tax rate used to determine the pro forma effect of adjustments to the Company’s pre-acquisition income tax expense and taxes payable is based on the Company’s pre-discrete blended tax rate in effect for the period presented based on the tax jurisdictions in which the Company operates.  The tax rate used to determine the pro forma effect of adjustments to Tommy Hilfiger’s pre-acquisition income tax expense and taxes payable is based on Tommy Hilfiger’s blended tax rate in effect for the period presented based on the tax jurisdictions in which Tommy Hilfiger operates.  A blended tax rate of

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

33.5% has been used for the combined company post-acquisition.  This rate was calculated based on a weighted-average of the Company’s and Tommy Hilfiger’s pre-discrete blended tax rates for the period.  The effective tax rate of the combined company could be materially different than the rate assumed for purposes of preparing the unaudited pro forma consolidated financial information for a variety of factors, including post-acquisition activities.   Accrued expenses was decreased by $12,398 and income tax expense was decreased by $1,849 for the net impacts of the adjustments described in this Note 4.

(p) Net Income per Common Share

The Company’s calculation of pro forma net income per common share for the year ended January 31, 2010 includes the impact of items discussed in this Note 4, including the pro forma impact on assumed preferred stock and common stock dividends and the estimated weighted average number of common shares outstanding on a pro forma basis.  The pro forma weighted average number of common shares outstanding for the year ended January 31, 2010 has been calculated as if the shares issued in connection with the acquisition had been issued and outstanding as of February 2, 2009.

The following table sets forth the computation of basic pro forma net income per common share and diluted pro forma net income per common share for the year ended January 31, 2010:

Pro forma net income	$ 107,506
Less:
Pro forma net income allocated to participating securities	6,706
Pro forma net income available to common stockholders
for basic pro forma net income per common share	100,800

Add back:
Pro forma net income allocated to participating securities	6,706
Pro forma net income available to common stockholders
for diluted pro forma net income per common share	$ 107,506

Weighted average common shares outstanding
for basic pro forma net income per common share	62,977
Pro forma impact of dilutive securities	913
Pro forma impact of assumed participating convertible
preferred stock conversion	4,189
Total shares for diluted pro forma net income per common share	68,079

Basic pro forma net income per common share	$ 1.60
Diluted pro forma net income per common share	$ 1.58

(q) Reclassifications

In addition to the reclassifications set forth in Note 3(g) above to present the financial statements of Tommy Hilfiger in accordance with U.S. GAAP, certain balances were reclassified from the financial statements of Tommy Hilfiger so their presentation would be consistent with the Company’s U.S. GAAP accounting policies.

The following reclassifications were made to the unaudited pro forma consolidated balance sheet as at January 31, 2010:

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

Property, plant and equipment, net	$ (13,671)
Tradenames	634,359
Other intangibles, net	(657,030)
Other noncurrent assets	36,342
Current portion of long-term debt	(7,829)
Other current liabilities	7,829
Long-term debt	(14,731)
Other noncurrent liabilities	14,731

5.	SENSITIVITY ANALYSIS

As discussed in Note 4, the Company intends to issue common stock, preferred stock and debt, as well as use existing cash, to fund the acquisition.  For purposes of this unaudited pro forma consolidated financial information, the Company has assumed that it will issue $200,000 of common stock (as discussed in Note 4(e)).  In the event the Company decides to increase the common stock offering, the Company currently expects that it will decrease the value of the senior unsecured notes offering described in Note 4(c) accordingly.

The Company has performed a sensitivity analysis in order to determine the impact on this unaudited pro forma consolidated financial information under two scenarios:

•

Sensitivity 1 assumes that the Company issues $250,000 of common stock and $550,000 of senior unsecured notes.

•

Sensitivity 2 assumes that the Company issues $300,000 of common stock and $500,000 of senior unsecured notes.

The actual amount of common stock and senior unsecured notes ultimately issued by the Company could differ from the amounts presented in this unaudited pro forma consolidated financial information and in the scenarios set forth in this Note 5, and those differences could be material.  The following table sets forth the values in the unaudited pro forma consolidated income statement and unaudited pro forma consolidated balance sheet that would be impacted by a change in the amount of common stock and senior unsecured notes issued by the Company as such values are presented in this unaudited pro forma consolidated financial information and as calculated under the two sensitivity scenarios:

	As presented	Sensitivity 1	Sensitivity 2
Equity value:	$ 200,000	$ 250,000	$ 300,000
Senior unsecured notes value:	600,000	550,000	500,000

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT SENSITIVITY

	As presented	Sensitivity 1	Sensitivity 2
Interest expense	$ 174,203	$ 170,046	$ 165,888
Income before taxes	148,124	152,281	156,439
Income tax expense	40,618	42,007	43,398
Net income	107,506	110,274	113,041
Basic net income per common share	1.60	1.62	1.64
Diluted net income per common share	1.58	1.60	1.62

Weighted average common shares used to calculate net income per common share:
Basic	62,977	63,793	64,609
Diluted	68,079	68,895	69,711

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts and as indicated)

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET SENSITIVITY

	As presented	Sensitivity 1	Sensitivity 2
Cash	$ 340,617	$ 340,180	$ 340,492
Prepaid expenses	49,620	49,513	49,407
Total current assets	1,408,926	1,408,382	1,408,588
Other noncurrent assets	270,545	269,590	268,633
Total Assets	6,775,147	6,773,648	6,772,897
Long-term debt	2,675,584	2,626,334	2,577,084
Common stock	68,477	69,293	70,109
Additional capital	1,117,868	1,164,803	1,212,486
Total Stockholders’ Equity	1,881,012	1,928,763	1,977,262
Total Liabilities and Stockholders’ Equity	6,775,147	6,773,648	6,772,897